Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated March 20, 2015 (except for Note Q, as to which the date is June 16, 2015), with respect to the December 31, 2014 and 2013 consolidated financial statements of ConforMIS, Inc. and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

/s/ GRANT THORNTON LLP

Boston, Massachusetts
June 18, 2015